Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-11894, 333-13268, 333-105473, 333-144825, 333-160330 and 333-170676) and Form F-3 (No. 333-172268) of our reports dated April 10, 2013 with respect to the consolidated financial statements of AudioCodes Ltd. for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting of AudioCodes Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ KOST, FORER, GABBAY AND KASIERER
KOST, FORER, GABBAY AND KASIERER

April 10, 2013	A member of Ernst & Young Global